EXHIBIT 99.1

Qualstar Reports Fiscal 2005 Second Quarter Results

    SIMI VALLEY, Calif.--(BUSINESS WIRE)--Jan. 25, 2005--Qualstar(R) Corporation (Nasdaq:QBAK), a manufacturer of automated tape storage solutions, today reported financial results for the second quarter of fiscal 2005 ended December 31, 2004.

    Fiscal 2005 Second Quarter Financial Results

    Revenues for the second quarter of fiscal 2005 were $6.4 million, compared to $9.6 million for the same quarter of the prior year. The decrease in revenues was due primarily to lower revenues from tape libraries incorporating AIT and LTO tape drives. Revenues in the second quarter of fiscal 2004 included a large LTO shipment to an OEM video surveillance customer. Gross margin in the fiscal 2005 second quarter was 36.2 percent, compared to 37.6 percent in the year-ago quarter. The decline in gross margin was primarily the result of less overhead absorption.
    Research and development expenses for the second quarter of fiscal 2005 were $865,000, or 13.5 percent of revenues, compared to $1.1 million, or 11.1 percent of revenues, for the year-ago quarter. The decline in research and development expenses was due primarily to a decrease in compensation expense resulting from fewer employees, lower consulting fees, and lower prototype material costs. Sales and marketing expenses for the 2005 fiscal second quarter were $868,000, or 13.6 percent of revenues, compared to $1.0 million, or 10.9 percent of revenues, in the same quarter last year. Reduced commissions related to lower sales volumes and a decrease in advertising and promotion expenses were the primary contributors to the decrease in sales and marketing expenses. General and administrative expenses for the second quarter of fiscal 2005 were $1.1 million, or 17.8 percent of revenues, compared to $1.4 million, or 14.9 percent of revenues, for the second quarter of fiscal 2004. Excluding certain non-recurring professional fees incurred during the second quarter of fiscal 2005, general and administrative expenses would have been $927,000, or 14.5 percent of revenues. The decline in general and administrative expenses in the second quarter of fiscal 2005 was due primarily to a decrease in compensation expense resulting from fewer employees, the absence of amortization of deferred stock compensation related to stock options and restricted stock and the absence of legal costs related to the Company's dispute with Raytheon Company. The dispute was settled in April 2004.
    Qualstar reported a loss from operations of $558,000 for the second quarter of fiscal 2005, compared to income from operations of $64,000 for last year's fiscal second quarter. The Company reported a net loss of $347,000, or $(0.03) per diluted share, for the second quarter of fiscal 2005, compared with net income of $207,000, or $0.02 per diluted share, for last year's second quarter.
    Cash, cash equivalents and marketable securities were $34.0 million at December 31, 2004, compared with $35.8 million at June 30, 2004. Days sales outstanding (DSOs) were approximately 51 days at December 31, 2004, compared to approximately 55 days at June 30, 2004. Inventory turns were 2.2 times on an annualized basis for the period ended December 31, 2004, compared to 2.5 times on an annualized basis for the period ended June 30, 2004.
    During the second quarter of fiscal 2005, Qualstar repurchased 359,000 shares of its common stock for $1,827,000, or an average price of $5.09 per share, to complete its share repurchase program. Under the program, which was announced in February 2003, Qualstar purchased a total of 498,500 shares of its common stock for $2,485,000, or an average price of $4.98 per share.
    "Although our results for the quarter were slightly below our previous guidance, we believe we are continuing to make progress against our business initiatives," said Bill Gervais, president and chief executive officer of Qualstar. "We commenced shipments of several different new tape drives and libraries, including AIT-4, SDLT 600 and LTO-3. These enhancements further expand our wide breadth of product offerings and provide our customers with expanded storage and retention capabilities.
    "We are also pleased with the performance of our RLS family this quarter. Revenues from this product line nearly doubled on a sequential basis. Introduced in late 2001, our RLS rack mounted libraries are the only tape libraries that support all three of today's most popular tape formats, giving our customers the greatest range of data backup and restore options available, in a flexible and powerful system.
    "Development of our newest, enterprise-class library system remains on track. We expect to begin shipments of beta units before the end of the fiscal year, and believe we'll see revenue from this product line beginning in fiscal year 2006."

    Fiscal 2005 Six-Month Financial Results

    Qualstar reported revenues of $12.7 million for the first six months of fiscal 2005, compared to $15.5 million for the first six months of fiscal 2004. Net loss for the first six months of fiscal 2005 was $583,000, or $(0.05) per diluted share, compared to a net loss of $369,000, or $(0.03) per diluted share, in the first six months of fiscal 2004.

    Qualstar Corporation Conference Call

    Company management will hold a conference call to discuss its fiscal 2005 second quarter results today at 2:00 p.m. Pacific (5:00 p.m. Eastern). Investors are invited to listen to the call live via the Internet using the link under the "Investors" section at www.qualstar.com. Please go to the Website at least 15 minutes early to register, download and install any necessary audio software. A replay of the Webcast will be available for 30 days. Additionally, participants can dial into the live conference call by calling 800-219-6110 or 303-262-2140. An audio replay will be available through February 1, 2005, by calling 800-405-2236 or 303-590-3000, and entering passcode 11021318.

    About Qualstar Corporation

    Qualstar is a manufacturer of automated tape libraries used for backup, archival storage, data protection and disaster recovery. Its products are known throughout the world for their rugged, Simply Reliable design, yielding years of trouble-free operation. Qualstar tape libraries are sold, installed and supported worldwide by selected Value Added Resellers, Systems Integrators, Original Equipment Manufacturers and Distributors. Qualstar also designs, manufactures and sells ultra small, high efficiency open-frame switching power supplies under the "N2Power" brand name to OEMs. Qualstar Corporation is publicly traded on the Nasdaq National Market under the symbol QBAK. More information is available at www.qualstar.com or by phone at 805-583-7744.

    Forward-Looking Statements

    Statements in this press release concerning the future business, operating results and financial condition of the Company are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based upon management's current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements. Factors that could affect the Company's actual results include the Company's ability to increase sales of its tape libraries which incorporate LTO, SAIT and SDLT tape drives, whether the Company's initiatives to maintain and increase sales of its tape libraries based on AIT tape technology will be successful, whether development of the Company's new enterprise-class tape libraries will be completed on time and achieve customer acceptance, rescheduling or cancellation of customer orders, unexpected shortages of critical components, unexpected product design or quality problems, and adverse changes in market demand for tape libraries or Qualstar's products. The Company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise. Further information on these and other potential factors that could affect the Company's financial results or condition are included in Qualstar's filings with the Securities and Exchange Commission. In particular, reference is made to the "Risk Factors" section of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2004, and to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of its Form 10-K and its most recent Quarterly Report on Form 10-Q.


                      - Financial Tables Follow -


                         QUALSTAR CORPORATION
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               (in thousands, except per share amounts)
                             (UNAUDITED)


                                     Three Months      Six Months
                                         Ended            Ended
                                     December 31,     December 31,
                                     2004    2003    2004     2003

Net revenues                        $6,392  $9,556  $12,697  $15,532

Cost of goods sold                   4,081   5,962    8,053    9,698

Gross profit                         2,311   3,594    4,644    5,834

Operating expenses:
  Research and development             865   1,064    1,819    2,221
  Sales and marketing                  868   1,038    1,715    1,738
  General and administrative         1,136   1,428    2,068    2,787
    Total operating expenses         2,869   3,530    5,602    6,746

Income (loss) from operations         (558)     64     (958)    (912)

Investment Income                      211     192      375      346

Income (loss) before income taxes     (347)    256     (583)    (566)

Provision (benefit) for income
 taxes                                   -      49        -     (197)

Net income (loss)                    $(347)   $207    $(583)   $(369)

Earnings (loss) per share:
  Basic                             $(0.03)  $0.02   $(0.05)  $(0.03)
  Diluted                           $(0.03)  $0.02   $(0.05)  $(0.03)

Shares used to compute earnings
 (loss) per share:
  Basic                             12,477  12,550   12,541   12,568
  Diluted                           12,477  12,604   12,541   12,568




                         QUALSTAR CORPORATION
                CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)


                                                   Dec 31,   June 30,
                                                    2004      2004
              ASSETS                             (UNAUDITED)

Current assets:
  Cash and cash equivalents                          $2,540   $6,401
  Marketable securities                              31,492   29,376
  Receivables, net of allowances of $212 as
   of December 31, 2004 and $217 as of
   June 30, 2004                                      3,568    4,628
  Inventories                                         7,722    7,418
  Prepaid expenses and other current assets             596      470
  Prepaid income taxes                                  771    1,072
  Deferred income taxes                                 594      594

     Total current assets                            47,283   49,959

Property and equipment, net                           1,343    1,439
Other assets                                            223      249

     Total assets                                   $48,849  $51,647

     LIABILITIES AND SHAREHOLDERS'  EQUITY

Current liabilities:
  Accounts payable                                     $929   $1,171
  Accrued payroll and related liabilities               489      500
  Other accrued liabilities                           1,561    1,754

     Total current liabilities                        2,979    3,425

Deferred income taxes                                   158      158

Shareholders' equity:
  Common stock, no par value; 50,000 shares
   authorized, 12,253 and 12,596 shares issued
   and outstanding as of December 31, 2004 and
   June 30, 2004, respectively                       18,370   20,121
  Notes from directors                                    -      (45)
  Accumulated other comprehensive loss                 (164)    (101)
  Retained earnings                                  27,506   28,089

     Total shareholders' equity                      45,712   48,064

     Total liabilities and shareholders' equity     $48,849  $51,647


    CONTACT: Qualstar Corporation
             Frederic T. Boyer, 805-583-7744
             fboyer@qualstar.com
             or
             Financial Relations Board
             Investor/Analyst Information
             Amy Cozamanis, 310-854-8314
             acozamanis@financialrelationsboard.com
             or
             Financial Relations Board
             General Information
             Laurie Berman, 310-854-8315
             lberman@financialrelationsboard.com